UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
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SolarWinds Corporation
(Name of Registrant as Specified in Its Charter)
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SOLARWINDS CORPORATION
7171 Southwest Parkway
Building 400
Austin, Texas 78735
NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS
WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY
THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’
MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN
NOTICE IS HEREBY GIVEN that the holders of more than a majority of the outstanding shares of common stock of SolarWinds Corporation, a Delaware corporation (the “Company,” “we”, “us,” or “our”), have approved the following action without a meeting of stockholders in accordance with Section 228 of the Delaware General Corporation Law:
The approval of an amendment to our Third Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock, at a ratio not less than 2:1 and not greater than 4:1, with the exact ratio to be set within such range in the discretion of our Board of Directors (the “Board”) without further approval or authorization of the Company’s stockholders. The action may become effective as early as the 20th day after the definitive Information Statement is mailed to our stockholders.
The enclosed information statement contains information pertaining to the matters acted upon.
Pursuant to rules adopted by the Securities and Exchange Commission, you may access a copy of the information statement at https://investors.solarwinds.com/.

By Order of the Board of Directors
/s/ Sudhakar Ramakrishna
Sudhakar Ramakrishna President, Chief Executive Officer and Director
June 11 , 2021

SOLARWINDS CORPORATION
7171 Southwest Parkway
Building 400
Austin, Texas 78735
INFORMATION STATEMENT
Action by Written Consent of Stockholders
THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTERS DESCRIBED HEREIN. THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT HAVE BEEN APPROVED BY HOLDERS OF A MAJORITY OF OUR VOTING CAPITAL STOCK. WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THERE ARE NO DISSENTERS’ RIGHTS OR APPRAISAL RIGHTS WITH RESPECT TO THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT.
GENERAL INFORMATION
This Information Statement is being furnished in connection with the action by written consent of stockholders holding a majority of our voting capital stock taken without a meeting of certain actions described in this Information Statement. We are mailing this Information Statement to our stockholders of record as of May 28, 2021 (the “Record Date”).
On May 28, 2021, in accordance with Section 228 of the Delaware General Corporation Law (the “DGCL”), certain of our stockholders holding a majority of the voting power of the Company entitled to vote as of the Record Date (the “Consenting Stockholders”) approved the authorization of the Board, in its sole and absolute discretion, and without further action of the stockholders, to file a certificate of amendment (the “Certificate of Amendment”) to our Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split (the “Reverse Stock Split”) of the Corporation’s issued and outstanding shares of common stock, par value $0.001 (the “Common Stock”), at a ratio not less than 2:1 and not greater than 4:1, with the final ratio to be determined by the Board, in its sole discretion. Pursuant to the resolutions of the Consenting Stockholders, the Board’s authority to effect the Reverse Stock Split and file the Certificate of Amendment is subject to such actions occurring on or prior to December 31, 2021. A copy of the Certificate of Amendment effecting the Reverse Stock Split is attached as Appendix A to this Information Statement.
Pursuant to Rule 14c-2(b) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the actions approved by the Consenting Stockholders cannot become effective until twenty (20) calendar days from the date of mailing of this Information Statement to our stockholders. This Information Statement will be mailed on or about  June 11, 2021 to our stockholders of record as of the Record Date.
The Reverse Stock Split will be effective upon the effectiveness of the filing of the Certificate of Amendment with the Secretary of the State of Delaware (the “Effective Time”), which filing shall be determined by the Board in its sole discretion.

QUESTIONS AND ANSWERS
What is the Purpose of this Information Statement
This Information Statement is being furnished pursuant to Section 14(c) of the Exchange Act in connection with the action by written consent of the Consenting Stockholders taken without a meeting of a proposal to approve the actions described in this Information Statement. We are mailing this Information Statement to our stockholders as of the Record Date on June 11, 2021.
What action was taken by written consent?
We obtained written stockholder consent for the approval to file the Certificate of Amendment to effect the Reverse Stock Split of our Common Stock, at a ratio not less than 2:1 and not greater than 4:1, with the exact ratio to be set within such range in the discretion of the Board without further approval or authorization of the Company’s stockholders, provided that the Board ultimately determines to effect the Reverse Stock Split and that such action occurs on or prior to December 31, 2021.
How many shares of our stock were outstanding on the Record Date?
On the Record Date, May 28, 2021, which is the date we received the consent of the Consenting Stockholders, there were 316,208,185 shares of Common Stock outstanding.
What vote was obtained to approve the amendment to the Certificate of Incorporation described in this information statement?
We obtained the approval of the Consenting Stockholders, who collectively accounted for approximately 70.5% of our outstanding shares of Common Stock. Under the DGCL and the Certificate of Incorporation, the affirmative vote of the stockholders holding at least a majority of the voting power of the Company entitled to vote constitutes the vote required to amend the Certificate of Incorporation to effect the Reverse Stock Split. Each holder of Common Stock is entitled to one vote for each share held pursuant to the Certificate of Incorporation of the Company.
Who is entitled to notice?
Each holder of an outstanding share of Common Stock, as of the Record Date, will be entitled to notice of the matters voted upon as required by Section 228(e) of the DGCL.
How were the Consenting Stockholders entitled to vote determined?
In order to determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board fixed the Record Date as May 28, 2021.
Who is paying the cost of this information statement?
We will pay for preparing, printing and mailing this information statement. Our costs are estimated at approximately $10,000.

AMENDMENT TO THE
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO EFFECT REVERSE STOCK SPLIT
Our Board and the Consenting Stockholders have approved the Certificate of Amendment to effect a Reverse Stock Split of the Common Stock at a ratio not less than 2:1 and not greater than 4:1, with the exact ratio to be set within such range in the discretion of the Board without further approval or authorization of the Company’s stockholders, provided that the Board ultimately determines to effect the Reverse Stock Split and that such action occurs on or prior to December 31, 2021.
The authorization of the Reverse Stock Split is intended to provide the Board with the ability, if it chooses to exercise such authority, to take steps to increase the per share stock price of our Common Stock following the completion of our previously announced potential separation and distribution of our N-able business into a newly created and separately traded public company (the “Spin-off”). The Company’s Common Stock is quoted on the New York Stock Exchange (“NYSE”) under the symbol “SWI”. As of June 9, 2021, the last reported closing price of the Common Stock was $16.74 per share.
Should the Board determine that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders, then the Board shall have the right to abandon and to not proceed with the Reverse Stock Split. In addition, the Board’s authority to effect the Reverse Stock Split is conditioned upon such action occurring on or prior to December 31, 2021.
In evaluating the Reverse Stock Split, the Company’s Board also took into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock splits held by some investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels. The Board, however, determined that these negative factors were outweighed by the potential benefits.
Determination of Reverse Stock Split Ratio
The Board believes that stockholder approval of an amendment that would allow the Board to determine the exact Reverse Stock Split ratio within a specified range of 2:1 and 4:1 (rather than stockholder approval of a fixed reverse stock split ratio) provides the flexibility to achieve the desired results of the Reverse Stock Split. The Board reserves the right to determine the exact ratio of the Reverse Stock Split within the range of 2:1 and 4:1 or to abandon, and not effect, the Reverse Stock Split based on its consideration of the below factors between the date hereof and the Effective Time of the Reverse Stock Split.
In determining the range of Reverse Stock Split ratios submitted for stockholder approval, the Board considered numerous factors, including:
•the projected impact of the Spin-off on the trading price of our Common Stock;
•the projected impact of the Reverse Stock Split ratio on the trading liquidity in our Common Stock;
•the potential impact to the Company’s market capitalization as a result of a Reverse Stock Split;
•the historical and projected performance of our Common Stock and volume levels before and after the Reverse Stock Split;
•prevailing market conditions;
•general economic and other related conditions prevailing in the Company’s industry and in the marketplace generally; and
•the Company’s capitalization (including the number of shares of our Common Stock issued and outstanding).
The Board will consider the conditions, information and circumstances existing at the time when it determines whether to implement the Reverse Stock Split and, if it decides to implement a Reverse Stock Split, the exact Reverse Stock Split ratio.

Potential Risks from the Reverse Stock Split
We cannot assure you that the total market capitalization of our Common Stock after the implementation of the Reverse Stock Split will be equal to or greater than the total market capitalization before the Reverse Stock Split or that the per-share market price of our Common Stock following the Reverse Stock Split will increase in proportion to (i) the decrease in per-share market price of our common stock as a result of the Spin-off, or (ii) the reduction in the number of shares of our Common Stock outstanding in connection with the Reverse Stock Split. Also, we cannot assure you that the Reverse Stock Split would lead to a sustained increase in the trading price of our Common Stock. The trading price of our Common Stock may change due to a variety of other factors, including the impact of the Spin-off, our ability to successfully accomplish our business goals, market conditions and the market perception of our business. You should also keep in mind that the implementation of the Reverse Stock Split does not affect the actual or intrinsic value of our business or, subject to the issuance of shares of Common Stock for fractional shares created by the Reverse Stock Split, a stockholder’s proportional ownership in the Corporation. If the overall value of our Common Stock declines after the proposed Reverse Stock Split, however, then the actual or intrinsic value of the shares of our Common Stock will also proportionately decrease as a result of the overall decline in value.
Further, the Reverse Stock Split may reduce the liquidity of our Common Stock, given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the expected increase in stock price as a result of the Reverse Stock Split is not sustained. For instance, the proposed Reverse Stock Split may increase the number of stockholders who own odd lots (fewer than 100 shares) of our Common Stock, creating the potential for those stockholders to experience an increase in the cost of selling their shares and greater difficulty in selling those shares. If we effect the Reverse Stock Split, the resulting per-share stock price may nevertheless fail to attract institutional investors and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our Common Stock may not improve.
Although we expect the Reverse Stock Split to result in an increase in the market price of our Common Stock, the Reverse Stock Split may not result in a permanent increase in the market price of our Common Stock, which would depend on many factors, including general economic, market and industry conditions and other factors described from time to time in the reports we file with the Securities and Exchange Commission.
Principal Effects of the Reverse Stock Split
If the Board implements the Reverse Stock Split, we will amend our Certificate of Incorporation by filing the Certificate of Amendment with the Secretary of State of Delaware as set forth on Appendix A to this Information Statement. Pursuant to Rule 14c-2(b) of the Exchange Act, the Reverse Stock Split will not be effective until at least twenty (20) calendar days after the date on which this Information Statement is mailed to our stockholders. We anticipate this Information Statement will be mailed to our stockholders on or about June 11, 2021 and that the consent of the Consenting Stockholders will be effective on or about July 1, 2021.
The Reverse Stock Split will be effected simultaneously for all issued and outstanding shares of Common Stock and the number of outstanding shares of Common Stock will be reduced in proportion to the ratio of the Reverse Stock Split. Based on an assumed ratio of 3:1 (the midpoint of the specified range approved by the Consenting Stockholders) and 316,208,185 shares of Common Stock (which represents the number of shares of Common Stock outstanding as of the Record Date), the resulting number of Common Stock outstanding would be reduced to approximately 105,402,729 shares of Common Stock, subject to the treatment of fractional shares, as discussed below. The number of authorized shares of Common Stock will remain at 1,000,000,000. As of the Effective Date, we would also adjust and proportionately decrease the number of shares of our Common Stock reserved for issuance upon settlement or exercise of, and adjust and proportionately increase the exercise price of, all equity awards and all other rights to acquire our Common Stock. In addition, as of the Effective Date, we would adjust and proportionately decrease the total number of shares of our Common Stock that may be the subject of future awards under our equity incentive plans. No fractional interest in a share of Common Stock shall be deliverable upon the Reverse Stock Split. All shares of Common Stock (including fractions thereof) held by a holder immediately prior to the Reverse Stock Split shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of a fractional share. Any fractional share resulting from such aggregation of Common Stock upon the Reverse Stock Split shall be rounded up and converted to the nearest whole share of Common Stock. The

Reverse Stock Split will not affect any holder of Common Stock’s proportionate voting power (subject to the treatment of fractional shares), and all shares of Common Stock will remain fully paid and non-assessable. The Reverse Stock Split is contemplated as a standalone transaction rather than the first step in a series of transactions and is not being proposed in order to cause the Common Stock to be held of record by less than 400 persons.
Our Common Stock is currently registered under Section 12(g) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The implementation of the Reverse Stock Split will not affect the registration of our Common Stock under the Exchange Act, and following the Reverse Stock Split, we would continue to be subject to the periodic reporting requirements of the Exchange Act. The Reverse Stock Split is not intended as, and would not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act. Our Common Stock is quoted for trading on NYSE under the symbol “SWI” and will continue to be quoted on NYSE following the Reverse Stock Split.
After the effective time of the Reverse Stock Split, our Common Stock will have a new CUSIP number, which is a number used to identify our equity securities.
Our directors and executive officers have no substantial interests, directly or indirectly, in the Reverse Stock Split, except to the extent of their ownership in shares of our Common Stock and securities convertible or exercisable for our Common Stock, which shares and securities would be subject to the same proportionate adjustment in accordance with the terms of the Reverse Stock Split as all other outstanding shares of our Common Stock and securities convertible into or exercisable for our Common Stock.
The Reverse Stock Split may result in some stockholders owning “odd-lots” of less than 100 shares of our Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.
Authorized Shares of Common Stock
We are currently authorized under our Certificate of Incorporation to issue up to a total of 1,000,000,000 shares of Common Stock, and 50,000,000 shares of preferred stock. As of the Record Date, a total of 316,208,185 shares of our Common Stock are outstanding. While the Reverse Stock Split would decrease the number of outstanding shares of our Common Stock, it would not change the number of authorized shares under our Certificate of Incorporation. Consequently, the practical effect of the Reverse Stock Split would be to substantially increase the number of shares of our Common Stock available for issuance under our Certificate of Incorporation. The Board believes that such an increase is in our and our stockholders’ best interests because it would give us greater flexibility to issue shares of our Common Stock in connection with possible future financings, joint ventures and acquisitions as well as under our equity incentive plans and for other general corporate purposes. Although we do not currently have any plans, understandings, arrangements, commitments or agreements, written or oral, for the issuance of the additional shares of our Common Stock that would become available for issuance if the Reverse Stock Split is effected, we believe it would be advantageous in the future to have the shares available for the purposes described above.
Anti-Takeover Effects of the Reverse Stock Split
By effectively increasing the number of authorized but unissued shares of Common Stock, the Reverse Stock Split could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board. For example, it may be possible for the Board to delay or impede a takeover or transfer of control of the Company by causing such additional authorized but unissued shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in the best interests of the Company or its stockholders. The Reverse Stock Split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts the Reverse Stock Split may limit the opportunity for the Company’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The Reverse Stock Split may have the effect of permitting the Company’s current management, including the current Board, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business. However, the Board is not aware of any attempt to take control of the Company and the Board has not approved the Reverse Stock Split with the intent that it be utilized as a type of anti-takeover device.

The Corporation does not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences. As discussed above, the reason for the Reverse Stock Split is to provide the Board with flexibility to increase the trading price of our Common Stock following the Spin-off.
Fairness of the Process
The Board did not obtain a report, opinion, or appraisal from an appraiser or financial advisor with respect to the Reverse Stock Split and no representative or advisor was retained on behalf of the unaffiliated stockholders to review or negotiate the transaction.
Procedure for Effecting the Reverse Stock Split
The Reverse Stock Split will be effective upon the effectiveness of the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, in the form of Appendix A hereto, and the Reverse Stock Split will become effective on the Effective Time. The Board reserves the right, notwithstanding stockholder approval and without further action by stockholders, to abandon and elect to not proceed with the Reverse Stock Split if the Board determines that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders.In addition, the Board’s authority to effect the Reverse Stock Split is conditioned upon such action occurring on or prior to December 31, 2021.
If the Board, in its discretion, determines to proceed with the Reverse Stock Split, after the Board votes in favor of effecting the Reverse Stock Split, the Company expects to issue, at least ten (10) days in advance of the Effective Time, a press release announcing the reverse stock split ratio and the Effective Time. The press release will contain important information regarding any procedures that stockholders will need to follow in connection with the Reverse Stock Split.
We will obtain a new CUSIP number for the new, post-Reverse Stock Split, Common Stock, which CUSIP number will be effective at the time of the reverse stock split.
Upon the Effective Time, stockholders of record as of a record date to be determined by the Board holding all of their shares of our Common Stock electronically in book-entry form under the direct registration system for securities will be automatically exchanged by the transfer agent and will receive a transaction statement at their address of record indicating the number of new post-Reverse Stock Split shares of our Common Stock they hold after the Reverse Stock Split. Non-registered stockholders holding Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Reverse Stock Split. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.
The number of shares which will result in fractional interests cannot be precisely predicted as the Company cannot determine in advance the number of stockholders whose total holdings are not evenly divisible by the exchange ratio. It is not anticipated that a substantial number of shares will be required to be issued.
Principal Effects of the Reverse Stock Split
General
The Reverse Stock Split will affect all holders of our Common Stock uniformly and will not change the proportionate equity interests of such stockholders, nor will the respective voting rights and other rights of holders of our Common Stock be altered, except for possible changes due to the treatment of fractional shares resulting from the Reverse Stock Split.

Accounting Matters
The Reverse Stock Split would not affect the par value of our Common Stock per share, which would continue to be $0.001 par value per share, while the number of outstanding shares of our Common Stock would decrease in accordance with the Reverse Stock Split ratio. As a result, as of the effective time of the Reverse Stock Split, the stated capital attributable to our Common Stock on our balance sheet would decrease and the additional paid-in capital account on our balance sheet would increase by an offsetting amount. Following the Reverse Stock Split, reported per share net income or loss would be higher because there would be fewer shares of our Common Stock outstanding, and we would adjust historical per share amounts in our future financial statements.
No Appraisal Rights
Under the DGCL, stockholders will not be entitled to exercise appraisal rights in connection with the Reverse Stock Split, and the Company will not independently provide stockholders with any such right.
Effect on Dividends
The shares of Common Stock following the Reverse Stock Split will have the same rights to dividends and distributions as the Common Stock now outstanding. The payment of dividends and the timing and amounts thereof, including any dividend paid or distributed in connection with the Spin-off, must be made in accordance with our Certificate of Incorporation and the requirements of the DGCL. We cannot assure you that any dividends will be paid in the future on the shares of Common Stock. Any declaration and payment of future dividends to holders of our Common Stock will be at the discretion of our Board and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory future prospects and contractual restrictions applicable to the payment of dividends, and other considerations that our Board deems relevant.
Reservation of Right to Delay the Filing of, or Abandon, the Reverse Stock Split
The Board expects to select an appropriate ratio and will implement the Reverse Stock Split following completion of the Spin-off. However, the Board reserves the authority to decide, in its sole discretion, to delay or abandon the Reverse Stock Split if it determines that the Reverse Stock Split is no longer in the best interests of the Corporation and its stockholders. The Consenting Stockholders have provided the Board the ability to effect the Reverse Stock Split through December 31, 2021.
Certain U.S. Federal Income Tax Consequences
The discussion below is only a summary of certain U.S. federal income tax consequences of the Reverse Stock Split generally applicable to beneficial holders of shares of our Common Stock and does not purport to be a complete discussion of all possible tax consequences. This summary addresses only those stockholders who hold their pre-Reverse Stock Split shares of the Common Stock as “capital assets” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), and will hold their post-Reverse Stock Split shares of the Common Stock as capital assets. This discussion does not address all U.S. federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Code, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult his, her or its own tax advisor as to the particular facts and circumstances that may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the Reverse Stock Split.

The Reverse Stock Split should qualify as a recapitalization for U.S. federal income tax purposes. As a result:
•Stockholders should not recognize any gain or loss as a result of the Reverse Stock Split.
•The aggregate basis of a stockholder’s pre-Reverse Stock Split shares will become the aggregate basis of the shares held by such stockholder immediately after the Reverse Stock Split.
•The holding period of the shares owned immediately after the Reverse Stock Split will include the stockholder’s holding period before the Reverse Stock Split.

The proposed Certificate of Amendment is set forth in Appendix A.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT
The following table sets forth information regarding ownership of our common stock as of May 28, 2021 by (a) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of common stock, (b) each of our directors, (c) each of our named executive officers and (d) all directors and executive officers as a group.
Beneficial ownership in this table is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group that may be exercised within 60 days after May 28, 2021, as well as shares issuable upon the vesting of RSUs held by the respective person or group that will vest within 60 days after May 28, 2021. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days after May 28, 2021 and RSUs that will vest within 60 days after May 28, 2021 are included for that person or group (but the stock options or RSUs of any other person or group are not included). For each person and group included in the ownership is based on the number of shares of our common stock outstanding as of May 28, 2021.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
Sudhakar Ramakrishna	—	—
Kevin B. Thompson(1)	1,158,623	*
J. Barton Kalsu(2)	447,404	*
David Gardiner(3)	383,286	*
Jason W. Bliss(4)	283,697	*
Woong Joseph Kim(5)	158,212
John Pagliuca(6)	194,919	*
William Bock	40,686	*
Seth Boro	38,116	*
Kenneth Y. Hao	38,116	*
Michael Hoffmann	38,116	*
Dennis Howard	—	*
Catherine R. Kinney	38,116	*
James Lines	74,788	*
Douglas Smith(7)	50,000	*
Easwaran Sundaram	6,662	*
Michael Widmann	19,597	*
All executive officers and directors as a group (17 persons)(8)	1,691,619	*
5% Stockholders
Silver Lake Funds(9)	122,947,740	38.9%
Thoma Bravo Funds(10)	100,181,291	31.7%
Thoma Bravo Co-Investors(11)	22,813,549	7.2%
AlpInvest Partners(12)	4,959,468	1.6%
HarbourVest Partners(13)	7,439,200	2.4%
Hermes USA Investors Venture II LP(14)	991,894	*
Howard Hughes Medical Institute(15)	495,946	*
Lexington Co-Investment Holdings III L.P.(16)	2,479,734	*
NB Alternatives Advisers LLC(17)	4,959,467	1.6%
Prudential(18)	1,487,840	*
______________
*Represents beneficial ownership of less than 1%.

(1)    Includes 127,616 shares of common stock held by Mr. Thompson’s children. Mr. Thompson may be deemed to have shared voting and investment power with respect to all of the shares of restricted stock held by his children. Mr Thompson resigned his position as our Chief Executive Officer and President effective December 31, 2020.
(2)    Includes 10,375 shares of restricted stock subject to vesting that will not vest within 60 days of May 28, 2021.
(3)    Includes 22,500 shares of restricted stock subject to vesting that will not vest within 60 days of May 28, 2021.
(4)    Includes 15,500 shares of restricted stock subject to vesting that will not vest within 60 days of May 28, 2021.
(5)    Mr. Kim resigned his position as our Executive Vice President, Engineering and Chief Technology Officer effective November 30, 2020.
(6)    Includes 19,500 shares of restricted stock subject to vesting that will not vest within 60 days of May 28, 2021.
(7)    Includes 15,000 shares of restricted stock subject to vesting that will not vest within 60 days of May 28, 2021 and 1,667 shares of restricted stock that will vest within 60 day of May 28, 2021.
(8)    Includes 82,875 shares of restricted stock subject to vesting conditions that will not vest within 60 days of May 28, 2021 and 1,667 shares of restricted stock that will vest within 60 days of May 28, 2021 beneficially owned by our executive officers and directors.
(9)    Consists of 86,676,812 shares of common stock held directly by Silver Lake Partners IV, L.P., the general partner of which is Silver Lake Technology Associates IV, L.P., or SLTA IV, the general partner of which is SLTA IV (GP), L.L.C., or SLTA GP IV; 1,424,641 shares of common stock held directly by Silver Lake Technology Investors IV, L.P., the general partner of which is SLTA IV; 34,646,637 shares of common stock held directly by SLP Aurora Co-Invest, L.P., the general partner of which is SLP Denali Co-Invest GP, L.L.C., the managing member of which is Silver Lake Technology Associates III, L.P., the general partner of which is SLTA III (GP), L.L.C., or SLTA GP III; and 199,650 shares of common stock held directly by SLTA. Silver Lake Group, L.L.C., or SLG, is the managing member of each of SLTA GP IV and SLTA GP III. The address of each of the entities identified in this footnote is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.
(10)    Includes 32,666,403 shares of common stock held directly by Thoma Bravo Fund XI, L.P., 16,405,874 shares of common stock held directly by Thoma Bravo Fund XI-A, L.P., 16,159,250 shares of common stock held directly by Thoma Bravo Fund XII, L.P., 14,290,803 shares of common stock held directly by Thoma Bravo Fund XII-A, L.P., 720,652 shares of common stock held directly by Thoma Bravo Executive Fund XI, L.P., 158,141 shares of common stock held directly by Thoma Bravo Executive Fund XII, L.P., 140,521 shares of common stock held directly by Thoma Bravo Executive Fund XII-A, L.P., 13,221,214 shares of common stock held directly by Thoma Bravo Special Opportunities Fund XII, L.P., and 6,418,433 shares of common stock held directly by Thoma Bravo Special Opportunities Fund XII-A, L.P. (collectively, the “Thoma Bravo Funds”). Thoma Bravo Partners XI, L.P., or TB Partners XI, is the general partner of each of Thoma Bravo Fund XI, L.P., Thoma Bravo Fund XI-A, L.P., Thoma Bravo Special Opportunities Fund II, L.P., Thoma Bravo Special Opportunities Fund II-A, L.P. and Thoma Bravo Executive Fund XI, L.P. Thoma Bravo Partners XII, L.P., or TB Partners XII, is the general partner of each of Thoma Bravo Fund XII, L.P., Thoma Bravo Fund XII-A, L.P., Thoma Bravo Executive Fund XII, L.P. and Thoma Bravo Executive Fund XII-a, L.P. Thoma Bravo UGP, LLC (“TB LLC”) is the ultimate general partner of each of TB Partners XI and TB Partners XII. By virtue of the relationships described in this footnote, TB LLC, TB Partners XI and TB Partners XII may be deemed to exercise shared voting and dispositive power with respect to the shares held by the Thoma Bravo Funds. The principal business address of the entities identified herein is c/o Thoma Bravo, L.P., 150 North Riverside Plaza, Suite 2800, Chicago, Illinois 60606.
(11)    By virtue of a stockholders’ agreement, TB LLC and/or the Thoma Bravo Funds may be deemed to exercise voting and dispositive power with respect to the shares held by the stockholders listed below. TB LLC and the Thoma Bravo Funds disclaim beneficial ownership of such shares, except to the extent of its pecuniary interest, if any.
(12)    Includes 59,513 shares of common stock held directly by AlpInvest GA Co C.V., 4,106,441 shares of common stock held directly by AlpInvest Partners Co-Investments 2014 I C.V., 665,560 shares of common stock held directly by AlpInvest Partners Co-Investments 2014 II C.V. and 127,954 shares of common stock held directly by AM 2014 Co C.V. Ultimate voting and dispositive power with respect to the shares held by the foregoing entities is exercised by AlpInvest Partners B.V. The principal business address for each of the entities identified herein is Jachthavenweg 118, 1081 KJ Amsterdam, the Netherlands.
(13)    Includes 297,568 shares of common stock held directly by HarbourVest 2015 Global Fund L.P., 446,352 shares of common stock held directly by HarbourVest Global Annual Private Equity Fund L.P., 1,239,866 shares of common stock held directly by HarbourVest Partners IX-Buyout Fund L.P., 297,568 shares of common stock held directly by HarbourVest Partners X AIF Buyout L.P., 694,326 shares of common stock held directly by HarbourVest Partners X Buyout Fund L.P., 495,946 shares of common stock held directly by Meranti Fund L.P., 495,946 shares of common stock held directly by NPS Co-Investment (A) Fund L.P. and 3,471,628 shares of common stock held directly by SMRS-TOPE LLC. Ultimate voting and dispositive power with respect to the shares held by the foregoing entities is exercised by HarbourVest Partners, LLC. The principal business address of each of the entities identified herein is One Financial Center, 44th Floor, Boston, MA 02111.
(14)    Ultimate voting and dispositive power with respect to the shares held by Hermes USA Investors Venture II LP is exercised by Hermes GPE LLP, acting in its capacity as manager of such stockholder. The principal business address for the stockholder is c/o Hermes GPE LLP.
(15)    Howard Hughes Medical Institute (“HHMI”) is a nonprofit Delaware corporation qualified under 501(c)(3) of the Code and has no stockholders or beneficial owners. Voting and dispositive power with respect to the shares held by HHMI is exercised by Landis Zimmerman, as Chief Investment Officer. The principal business address of HHMI is 4000 Jones Bridge Road, Chevy Chase, MD 20815.
(16)    CIP Partners III, L.P. is the general partner of Lexington Co-Investment Holdings III, L.P. CIP Partners GP III LLC is the general partner of CIP Partners III, L.P. Lexington Partners L.P. is the managing member of CIP Partners GP III LLC. Lexington Partners Advisors GP L.L.C. is the general partner of Lexington Partners L.P. Lexington Partners Advisors Holdings L.P. is the sole member of Lexington Partners Advisors GP L.L.C. Lexington Partners Advisors Holdings GP L.L.C. is the general partner of Lexington Partners Advisors Holdings L.P. Ultimate voting and dispositive power of Lexington Partners Advisors Holdings GP L.L.C. is exercised by Brent R. Nicklas who disclaims beneficial ownership of the shares. The principal business address of the stockholder is 660 Madison Avenue, 23rd Floor, New York, NY 10065
(17)    Includes 396,757 shares of common stock held directly by NB Crossroads XX - MC Holdings LP, 148,783 shares of common stock held directly by NB Crossroads XXI - MC Holdings LP, 99,190 shares of common stock held directly by NB - Iowa’s Public Universities LP, 347,162 shares of common stock held directly by NB PEP Holdings Limited, 99,190 shares of common stock held directly by NB RP Co-Investment & Secondary Fund LLC, 99,190 shares of common stock held directly by NB Sonoran Fund Limited Partnership, 2,975,681 shares of common stock held directly by NB Strategic Co-Investment Partners II Holdings LP, 99,190 shares of common stock held directly by NB Wildcats Fund LP, 198,378 shares of common stock held directly by Neuberger Berman Insurance Fund Series Interests of the SALI

Multi-Series Fund L.P. and 495,946 shares of common stock held directly by TfL Trustee Company Limited as Trustee of the TfL Pension Fund. Ultimate voting and dispositive power with respect to the shares held by the foregoing entities is exercised by NB Alternatives Advisers LLC. The principal business address for each of the entities identified herein is 325 N. Saint Paul Street, Suite 4900, Dallas, TX 75201.
(18)    Includes 743,920 shares of common stock held directly by The Prudential Insurance Company of America and 743,920 shares of common stock held directly by the Prudential Legacy Insurance Company of New Jersey. Ultimate voting and dispositive power with respect to the shares held by the foregoing entities is exercised by Prudential Financial, Inc. The principal business address for each of the entities identified herein is 751 Broad Street, Newark, New Jersey 07102.
Changes in Control
We do not know of any arrangements that may, at a subsequent date, result in a change in control.

ADDITIONAL AVAILABLE INFORMATION
We are subject to the information and reporting requirements of the Exchange Act, and in accordance with such act we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. The SEC maintains a website that contains such periodic reports, documents and other information at http://www.sec.gov. Information about us, including our SEC filings, is also available at our website http://investors.solarwinds.com. However, the information on our website is not incorporated by reference or deemed to be a part of this Information Statement.

By Order of the Board of Directors
/s/ Sudhakar Ramakrishna
Sudhakar Ramakrishna President, Chief Executive Officer and Director

June 11, 2021

Appendix A
CERTIFICATE OF AMENDMENT
TO
THE THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SOLARWINDS CORPORATION
The undersigned, for purposes of amending the Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate”) of SolarWinds Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
FIRST: The amendment to the Certificate, set forth below, was duly adopted by the Board of Directors and was approved by the stockholders by written consent in accordance with Section 228 and 242 of the DGCL, which written consent was signed by holders representing the necessary number of shares, as required by statute, to vote in favor of the amendment.
SECOND: The Certificate is hereby amended by adding the following to the end of Article IV, Part A:
“Upon the effectiveness of the Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation, every [number of shares] shares of the Corporation’s issued and outstanding Common Stock, par value $0.001 per share, that are issued and outstanding immediately prior to [date] shall, automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock. The split of the outstanding shares of Common Stock shall be referred to as the “Reverse Split.” No fractional interest in a share of Common Stock shall be deliverable upon the Reverse Split. All shares of Common Stock (including fractions thereof) held by a holder immediately prior to the Reverse Split shall be aggregated for purposes of determining whether the Reverse Split would result in the issuance of a fractional share. Any fractional share resulting from such aggregation of Common Stock upon the Reverse Split shall be rounded up and converted to the nearest whole share of Common Stock.”
THIRD: Except as herein amended, the Certificate, as amended herein, shall remain in full force and effect.
FOURTH: The Effective Time of this Amendment will be [______] at [______] Eastern Time.
* * * * * *

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation, does hereby execute this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation, as amended, this ___ day of [          ], 2021.

By:
Name: Sudhakar Ramakrishna Title: President, Chief Executive Officer and Director